PURCHASE AGREEMENT
SECURED OPTIONS PORTFOLIO
          The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Trust Company, N.A., a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:
          1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the “Share”) of the Company’s Secured Options Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.
          2. Glenmede Trust represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.
          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 29th day of June, 2010.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Kimberly C. Osborne By: Kimberly C. Osborne	/s/ Mary Ann B. Wirts By: Mary Ann B. Wirts
Title: Executive Vice President	Title: President

ATTEST:	THE GLENMEDE TRUST COMPANY, N.A.

/s/ Marlene Timberlake D’Adamo By: Marlene Timberlake D’Adamo	/s/ James R. Belanger By: James R. Belanger
Title: Vice President	Title: Senior Vice President